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                                                                  Exhibit 23(d)

                         Independent Auditors' Consent

The Boards of Directors
Progress Energy, Inc.:

   We consent to the incorporation by reference in this registration statement dated January 23, 2002 of Progress Energy, Inc. on Form S-3, of our report dated January 20, 2000, except as to paragraph 1 of note 2, which is as of March 3, 2000, with respect to the balance sheets of Florida Progress Corporation and Florida Power Corporation as of December 31, 1999 and 1998, and the related statements of income, cash flows, and common equity and comprehensive income for each of the years in the three-year period ended December 31, 1999, and all related schedules, which report appears in Amendment No. 1 to the Current Report on Form 8-K of Progress Energy, Inc. dated January 24, 2001, and to the reference to our firm under the heading "Experts" in the registration statement.

/s/ KPMG LLP
St. Petersburg, Florida
January 23, 2002